Exhibit 99.1

Contact:	Jennifer Rosa	(216) 429-5037
	Monica Martines	(216) 441-7346

For release Monday, February 1, 2010

TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2009 Financial Results

(Cleveland, OH – February 1, 2010) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced results for the quarter ended December 31, 2009.

The Company reported net income of $8.9 million for the three months ended December 31, 2009, compared to net income of $11.5 million for the three months ended December 31, 2008. The change in net income is largely the result of an increase in the provision for loan losses offset by an increase in net interest income.

Net interest income increased $1.8 million, or 3%, to $57.3 million for the three months ended December 31, 2009 from $55.6 million for the three months ended December 31, 2008. The increase in net interest income resulted from a decrease in the interest received on interest-earning assets, offset by a larger decrease in interest paid on interest-bearing liabilities. The interest rate spread increased 22 basis points to 1.77% for the three months ended December 31, 2009 from 1.55% for the three months ended December 31, 2008. The net interest margin increased six basis points to 2.20% compared to 2.14% for the same quarter last year.

The Company recorded a provision for loan losses of $16.0 million for the three months ended December 31, 2009 and $10.0 million for the three months ended December 31, 2008. The provisions exceeded net charge-offs of $14.0 million and $5.0 million for the quarters ended December 31, 2009 and 2008, respectively. Of the $14.0 million of net charge-offs, $10.0 million occurred in the equity loans and lines of credit portfolio. The allowance for loan losses was $97.3 million, or 1.03% of total loans receivable, at December 31, 2009, compared to $95.2 million, or 1.02% of total loans receivable, at September 30, 2009, and further compared to $48.8 million or 0.51% of total loans receivable at December 31, 2008.

Non-performing loans increased $9.6 million to $265.3 million, or 2.82% of total loans, at December 31, 2009 from $255.7 million, or 2.73% of total loans, at September 30, 2009, and further, non-performing loans increased $62.2 million compared to $203.1 million, or 2.13% of total loans, at December 31, 2008. Of the $9.6 million increase in non-performing loans for the three months ended December 31, 2009, $3.5 million occurred in the residential, non-Home Today portfolio, $3.8 million occurred in the residential, Home Today portfolio and $2.4 million occurred in the equity loans and lines of credit portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $288.8 million at December 31, 2009 and $291.7 million at September 30, 2009.

Total assets increased by $128.7 million, or 1%, to $10.73 billion at December 31, 2009 from $10.60 billion at September 30, 2009. This change was the result of increases in our loan portfolio, other assets and investment securities partially offset by a decrease in cash and cash equivalents.

Cash and cash equivalents decreased by $31.1 million, or 10%, to $275.9 million at December 31, 2009 from $307.0 million at September 30, 2009. This change can be attributed to the reinvestment of our most liquid assets into investment securities and loan products that provide higher yields along with longer maturities and funding of a required prepaid FDIC assessment.

Other assets increased $46.9 million to $100.1 million at December 31, 2009 from $53.2 million at September 30, 2009, largely as the result of a $51.9 million required prepayment of FDIC deposit insurance assessments.

Deposits increased $36.9 million, or less than 1%, to $8.61 billion at December 31, 2009 from $8.57 billion at September 30, 2009. The increase was mainly the result of a $123.8 million increase in high-yield savings and checking accounts offset by a $90.7 million decrease in our certificates of deposit.

Accrued expenses and other liabilities increased by $49.4 million, or 85%, to $107.8 million at December 31, 2009 from $58.4 million at September 30, 2009. This increase reflects the in-transit status of $46.5 million of real estate tax payments that have been collected from borrowers and will be remitted to various taxing agencies.

Shareholders’ equity increased by $5.3 million during the three-month period to $1.75 billion at December 31, 2009. There were $5.2 million in dividends paid on our shares of common stock (other than the shares held by Third Federal Savings, MHC and unallocated employee stock ownership plan (ESOP) shares) and 161,400 shares of outstanding common stock repurchased during the three-month period ended December 31, 2009. The current repurchase program has 2,156,250 shares yet to be purchased as of December 31, 2009.

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	changes in policy and/or assessment rates of the Federal Deposit Insurance Corporation;

•	inability of third-party providers to perform their obligations to us;

•	changes in our organization, compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	December 31, 2009	September 30, 2009
ASSETS
Cash and due from banks	$38,838	$20,823
Other interest-bearing cash equivalents	237,106	286,223

Cash and Cash equivalents	275,944	307,046

Investment securities
Available for sale (amortized cost $21,674 and $23,065, respectively)	21,946	23,434
Held to maturity (fair value $634,866 and $587,440, respectively)	627,414	578,331

Investment securities	649,360	601,765

Mortgage loans held for sale (fair value $58,272 and $40,436, respectively)	98,210	61,170
Loans held for investment, net:
Mortgage loans	9,352,006	9,318,189
Other loans	7,358	7,107
Deferred loan fees, net	(11,775)	(10,463)
Allowance for loan losses	(97,280)	(95,248)

Loans, net	9,250,309	9,219,585

Mortgage loan servicing assets, net	40,716	41,375
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	15,944	17,733
Premises, equipment, and software, net	63,959	65,134
Accrued interest receivable	37,997	38,365
Bank owned life insurance contracts	159,460	157,864
Other assets (includes $51,906 FDIC prepayment at December 31, 2009)	100,055	53,183

TOTAL ASSETS	$10,727,574	$10,598,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,607,417	$8,570,506
Borrowed funds	70,163	70,158
Borrowers’ advances for insurance and taxes	48,068	48,192
Principal, interest, and related escrow owed on loans serviced	142,909	105,719
Accrued expenses and other liabilities	107,820	58,400

Total liabilities	8,976,377	8,852,975

Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,315,000 and 308,476,400 outstanding at December 31, 2009 and September 30, 2009, respectively	3,323	3,323
Paid-in capital	1,680,879	1,679,000
Treasury stock, at cost; 24,003,750 and 23,842,350 shares at December 31, 2009 and September 30, 2009, respectively	(289,324)	(287,514)
Unallocated ESOP shares	(86,668)	(87,896)
Retained earnings—substantially restricted	460,633	456,875
Accumulated other comprehensive loss	(17,646)	(17,923)

Total shareholders’ equity	1,751,197	1,745,865

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,727,574	$10,598,840

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended December 31,
	2009	2008
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$107,048	$121,356
Investment securities available for sale	113	258
Investment securities held to maturity	5,073	9,342
Other interest and dividend earning assets	569	448

Total interest and dividend income	112,803	131,404

INTEREST EXPENSE:
Deposits	55,013	74,714
Borrowed funds	485	1,138

Total interest expense	55,498	75,852

NET INTEREST INCOME	57,305	55,552
PROVISION FOR LOAN LOSSES	16,000	10,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	41,305	45,552

NON-INTEREST INCOME:
Fees and service charges, net of amortization	5,470	6,436
Net gain on the sale of loans	2,968	3,078
Increase in and death benefits from bank owned life insurance contracts	1,608	1,674
Income (loss) on private equity investments	115	(1,107)
Other	1,472	1,850

Total non-interest income	11,633	11,931

NON-INTEREST EXPENSE
Salaries and employee benefits	21,171	20,157
Marketing services	2,025	3,525
Office property, equipment, and software	5,253	5,353
Federal insurance premium	4,209	2,010
State franchise tax	1,042	1,562
Real estate owned expense, net	1,735	1,973
Other operating expenses	4,664	5,639

Total non-interest expense	40,099	40,219

INCOME BEFORE INCOME TAXES	12,839	17,264
INCOME TAX EXPENSE	3,913	5,776

NET INCOME	$8,926	$11,488

Earnings per share - basic and diluted	$0.03	$0.04
Weighted average shares outstanding
Basic	299,658,526	303,432,538
Diluted	300,150,676	303,778,688

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
	Average Balance	Interest Income/ Expense		Yield/ Cost (a)	Average Balance	Interest Income/ Expense		Yield/ Cost (a)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	279,740	165		0.24%	1,526	7		1.83%
Investment securities	16,893	87		2.06%	17,309	128		2.96%
Mortgage-backed securities	610,522	5,099		3.34%	812,125	9,472		4.67%
Loans	9,454,267	107,048		4.53%	9,539,296	121,356		5.09%
Federal Home Loan Bank stock	35,620	404		4.54%	35,620	441		4.95%

Total interest-earning assets	10,397,042	112,803		4.34%	10,405,876	131,404		5.05%

Noninterest-earning assets	297,271				332,720

Total assets	$10,694,313				$10,738,596

Interest-bearing liabilities:
NOW accounts	$984,723	1,535		0.62%	$1,092,378	3,945		1.44%
Savings accounts	1,283,810	3,397		1.06%	1,142,467	5,766		2.02%
Certificates of deposit	6,295,373	50,081		3.18%	6,072,223	65,003		4.28%
Borrowed funds	70,007	485		2.77%	373,998	1,138		1.22%

Total interest-bearing liabilities	8,633,913	55,498		2.57%	8,681,066	75,852		3.50%

Noninterest-bearing liabilities	297,738				238,827

Total liabilities	8,931,651				8,919,893
Shareholders’ equity	1,762,662				1,818,703

Total liabilities and shareholders’ equity	$10,694,313				$10,738,596

Net interest income		$57,305				$55,552

Interest rate spread (b)				1.77%				1.55%

Net interest-earning assets (c)	$1,763,129				$1,724,810

Net interest margin (d)		2.20	%(a)			2.14	%(a)

Average interest-earning assets to average interest-bearing liabilities	120.42%				119.87%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.